Investor Contacts:
Carol K. Nelson, CEO Debra L. Johnson, CFO Cascade Bank 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Announces Third Quarter Results
Nonperforming Assets Decline; Strong Year Over Year Core Deposit Growth

Everett, WA – October 26, 2010 – Cascade Financial Corporation (NASDAQ: CASB), the parent company of Cascade Bank, today reported financial results for the third quarter ended September 30, 2010, which included improvements in overall credit quality metrics and further reductions of nonperforming assets in the quarter.

Cascade’s net operating loss totaled $6.0 million for the third quarter ended September 30, 2010, compared to a net loss of $24.2 million in the prior quarter.  Provision for loan losses for the quarter was $8.0 million, a 31.8% decrease on a sequential quarter basis.  Including accruals for preferred stock dividends and accretion of issuance discount on preferred stock issued to the U.S. Treasury, Cascade reported a net loss attributable to common stockholders of $6.6 million, or $0.54 per diluted common share, for the third quarter of 2010, compared to a net loss of $24.8 million, or $2.02 per diluted common share, in the prior quarter and net income of $1.0 million, or $0.09 per diluted common share, for the third quarter a year ago.  Dividend accruals on preferred stock issued to the U.S. Treasury under the Capital Purchase Program for the third quarter of 2010 totaled $508,000, and the accretion of the issuance discount on preferred stock for the quarter was $112,000.

On October 21st, Cascade announced that it had successfully completed a series of balance sheet restructuring transactions which will immediately put Cascade in an improved financial position including increased capital ratios and increased net interest margin. The transactions included the restructuring of Cascade’s securities portfolio, prepayment and/or modification of Cascade’s Federal Home Loan Bank (FHLB) advances, and the purchase of interest rate caps designed to protect both the net interest margin and shareholders’ equity from potential future rising interest rates.

“Our team has remained focused on reducing nonperforming assets, strengthening our performing loan portfolio, growing our depositor base and increasing on-balance sheet liquidity.  Our operating results improved compared to the previous quarter; however, we continue to be hampered by the elevated provision for loan losses and charge-offs,” stated Carol K. Nelson, President and CEO.  “We made improvements in credit quality metrics for the second consecutive quarter with a 6.3% reduction in nonperforming assets and a decline in the real estate construction portfolio of 54.2% in the past year.  Additionally, stronger deposit growth and a reduction in the real estate construction loan portfolio over the past few quarters led to increased on-balance sheet liquidity which provided us the opportunity to pursue these balance sheet restructuring transactions.  We were able to monetize gains in our securities portfolio to offset the cost of prepaying the FHLB borrowings.  The end result will shrink the balance sheet, improve our capital ratios, reduce interest expense and improve our net interest margin.  These restructuring transactions, which commenced late in the third quarter and were completed early in the fourth quarter, are part of Cascade’s overall business plan to strengthen its financial condition going forward.”

Significant items for the third quarter of 2010 include:

•	Provision for loan losses of $8.0 million; a 31.8% decrease on a sequential quarter basis;

•	Net charge-offs of $7.6 million; a 34.9% decrease on a sequential quarter basis;

•	Nonperforming assets to total assets declined to 6.36% from 6.57% on a sequential quarter basis;

•	Total allowance for loan losses increased to 2.51% of total loans, up from 2.36% three months earlier and 2.02% a year ago;

•
Loan portfolio mix improved with a 16.8% reduction in real estate construction loans compared to three months earlier, and a 54.2% reduction from a year ago.  Land acquisition and development/land loans are a component of this portfolio and declined $5.6 million, down 7.6% from three months earlier, and down 58.4% from one year ago;

•	Personal checking accounts increased 29.8% from one year ago, and declined 15.2% on a sequential quarter basis due to cross-sell efforts into savings and money market accounts and CDs;

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Cascade Financial – 3Q10 Results
October 26, 2010

•	A reduction in average interest rates paid on interest checking and CDs combined to reduce the cost of deposits by 8 basis points compared to the preceding quarter;

•	Risk based capital ratio at 10.7%.

For the first nine months of the year, net losses were $62.3 million and losses allocated to common shareholders were $64.1 million.  Losses per diluted common share were $5.24, compared to a loss of $26.4 million, or $2.18 per diluted common share in the first nine months of 2009.  The loan loss provision for the first nine months of 2010 was $51.0 million versus $36.2 million in the first nine months of 2009.

Asset Quality

“Credit quality metrics improved for the second consecutive quarter,” said Rob Disotell, EVP and Chief Credit Officer.  “Most areas showed signs of improvement including nonperforming loans, real estate owned (REO) and loan charge-offs.”  Nonperforming loans declined during the quarter to $68.4 million, or 6.47% of total loans at September 30, 2010, compared to $69.8 million or 6.30% of total loans three months earlier.  REO decreased $5.5 million during the quarter to $35.0 million at September 30, 2010, compared to $40.5 million three months earlier.  Nonperforming assets were 6.36% of total assets at September 30, 2010, compared to 6.57% at the end of the preceding quarter, and 8.05% a year ago.

The third quarter provision for loan losses was $8.0 million, with net charge-offs of $7.6 million.  The provision for loan losses was $11.7 million for the preceding quarter and $4.0 million for the third quarter a year ago.  The total allowance for loan losses, which includes a $59,000 allowance for off-balance sheet loan commitments, now stands at $26.5 million, or 2.51% of total loans at quarter end, compared to $26.1 million, or 2.36% of total loans at June 30, 2010, and $24.8 million, or 2.02% of total loans a year ago.

The following table shows nonperforming loans versus total loans in each category:

	Balance at	Nonperforming	NPL as a %
LOAN PORTFOLIO ($ in 000's)	09/30/2010	Loans (NPL)	of Loans
Business	$417,273	$6,601	1.6%
R/E construction
Spec construction	38,020	16,115	42.4%
Land acquisition & development/land	68,498	13,323	19.5%
Multifamily/custom construction	4,500	-	0%
Commercial R/E construction	19,509	-	0%
Total R/E construction	130,527	29,438	22.6%
Commercial R/E	187,564	30,276	16.1%
Multifamily	93,246	-	0%
Home equity/consumer	30,329	449	1.5%
Residential	197,400	1,590	0.8%
Total	$1,056,339	$68,354	6.5%

Nonperforming loans, totaling $68.4 million at September 30, 2010, continue to be centered in real estate construction, which were $29.4 million and commercial real estate, which were $30.3 million.

“We continue to move quickly to convert nonperforming loans to REO, enabling us to actively market and liquidate these properties,” said Disotell.  “During the third quarter of 2010, a total of $16.7 million in loans were placed on nonaccrual status, $1.3 million were converted to REO status, $9.3 million were paid off or paid down during the quarter and $7.5 million were charged-off in connection with updated evaluations during the period.”

Additions of $16.7 million to nonperforming loans were centered in:

•	$5.4 million in business loans;

•	$2.5 million in spec construction loans including $2.4 million in advances on existing spec construction loans to fund the completion of single-family homes as a part of work-out strategies;

•	$6.5 million in one commercial real estate loan.

There were $9.3 million in paydowns on nonaccruing loans during the quarter.  These loans were centered in:

•	$5.0 million in spec construction loans through the sale of completed homes;

•	$3.7 million in land acquisition & development/land through the sale of completed homes and payments.

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Cascade Financial – 3Q10 Results
October 26, 2010

The following table shows the migration of nonperforming loans through the portfolio in each category (9/30/10 compared to 6/30/10).

		Additions	Paydowns	Charge-offs
	Balance at	during	during	during	Transfers	Balance at
NONPERFORMING LOANS ($ in 000's)	09/30/2010	quarter	quarter	quarter (1)	to REO	06/30/2010
Business	$6,601	$5,374	$(556)	$(3,735)	$(1,197)	$6,715
R/E construction
Spec construction	16,115	2,499	(5,039)	(510)	-	19,165
Land acquisition & development/land	13,323	325	(3,684)	(2,623)	-	19,305
Commercial R/E construction	-	-	-	-	-	-
Total R/E construction	29,438	2,824	(8,723)	(3,133)	-	38,470
Commercial R/E	30,276	6,673	-	(523)	-	24,126
Home equity/consumer	449	464	(28)	(134)	-	147
Residential	1,590	1,341	-	(1)	(116)	366
Total	$68,354	$16,676	$(9,307)	$(7,526)	$(1,313)	$69,824

(1) Excludes negative NOW accounts totaling $77,000.

The following table shows the change in REO during the quarter:

		Additions
	Balance at	during	Capitalized	Paydowns/	Writedowns/	Balance at
REO ($ in 000's)	09/30/2010	quarter (1)	costs	sales	loss/gain	06/30/2010
R/E construction
Residential construction	$215	$-	$386	$(1,219)	$19	$1,029
Land acquisition & development/land	26,983	847	1,077	(4,248)	(2,299)	31,606
Condominium construction	1,996	-	295	(411)	-	2,112
Total R/E construction	29,194	847	1,758	(5,878)	(2,280)	34,747
Commercial R/E	5,265	-	7	-	(117)	5,375
Residential	530	529	15	(358)	3	341
Total	$34,989	$1,376	$1,780	$(6,236)	$(2,394)	$40,463

(1) Includes a $63,000 addition to REO related to a single-family residence received in partial satisfaction of a loan.

“While REO levels remain high, the total REO portfolio is down from the preceding quarter due to our success in moving properties,” said Disotell.  “By taking control of the projects through the foreclosure process, the Bank gains the ability to control the property and affect a quicker resolution.  As a result, Cascade currently has approximately 40% of its REO under contracts for sale.”

Loans delinquent 31-89 days and still accruing totaled $2.4 million, or 0.22% of total loans at September 30, 2010, compared to $811,000, or 0.07% of total loans at June 30, 2010, and $1.1 million, or 0.09% of total loans at September 30, 2009.  Cascade had one loan for $1.4 million that was 90 days or more past due and still accruing interest at September 30, 2010.

Loan Portfolio

Total loans decreased from a year ago as Cascade continues to aggressively reduce its real estate construction loan concentration.  Total loans decreased 14.2%, or $174.4 million, on a year-over-year basis to $1.06 billion at September 30, 2010.

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Cascade Financial – 3Q10 Results
October 26, 2010

The following table shows the changes in the loan portfolio in each category (9/30/10 compared to 6/30/10 and 9/30/09).

				One Year
LOANS ($ in 000's)	September 30, 2010	June 30, 2010	September 30, 2009	Change
Business	$417,273	$437,516	$473,546	-11.9%
R/E construction
Spec construction	38,020	45,099	71,355	-46.7%
Land acquisition & development/land	68,498	74,119	164,761	-58.4%
Multifamily/custom construction	4,500	11,258	16,564	-72.8%
Commercial R/E construction	19,509	26,338	32,208	-39.4%
Total R/E construction	130,527	156,814	284,888	-54.2%
Commercial R/E	187,564	184,223	193,652	-3.1%
Multifamily	93,246	94,325	84,029	11.0%
Home equity/consumer	30,329	31,879	31,455	-3.6%
Residential	197,400	203,138	163,151	21.0%
Total loans	$1,056,339	$1,107,895	$1,230,721	-14.2%

Business loans decreased 11.9% from the prior year to $417.3 million.  Total real estate construction loans outstanding decreased 54.2% to $130.5 million at September 30, 2010, compared to $284.9 million a year ago.  Within this category, spec construction declined 46.7% to $38.0 million and land acquisition & development/land decreased 58.4% to $68.5 million at September 30, 2010 compared to one year ago.  Commercial real estate loans decreased 3.1% from the prior year to $187.6 million.  Multifamily loans increased 11.0% from the prior year to $93.2 million.  Home equity and consumer loans decreased 3.6% to $30.3 million, while residential loans grew 21.0% to $197.4 million, compared to a year ago.  Growth in residential loans came primarily from the success of the Builder Sales Program used to facilitate the sale of newly constructed homes to qualified buyers.  Loans originated for the Builder Sales Program have an average FICO credit score of 743 and are performing as agreed.

Further details on changes during the third quarter are as follows:

	Balance at	Additions/	Payments/	Reclassifi-		Transfers	Balance at
LOANS ($ in 000's)	09/30/2010	Advances	Payoffs (1)	cations	Charge-offs (2)	to REO	06/30/2010
Business	$417,273	$45,188	$(59,132)	$(1,367)	$(3,735)	$(1,197)	$437,516
R/E construction	130,527	6,140	(15,080)	(14,214)	(3,133)	-	156,814
Commercial R/E	187,564	240	(3,176)	6,800	(523)	-	184,223
Multifamily	93,246	725	(7,530)	5,726	-	-	94,325
Home equity/consumer	30,329	1,093	(2,509)	-	(134)	-	31,879
Residential	197,400	7,692	(16,368)	3,055	(1)	(116)	203,138
Total loans	1,056,339	61,078	(103,795)	-	(7,526)	(1,313)	1,107,895
Deferred loan fees	(4,130)	125	-	-	-	-	(4,255)
Allowance for loan losses	(26,456)	(8,000)	-	(1)	7,603	-	(26,058)
Loans, net	$1,025,753	$53,203	$(103,795)	$(1)	$77	$(1,313)	$1,077,582

(1) During the quarter, the Bank sold $8.6 million in residential portfolio loans and recorded a $134,000 gain.
(2) Excludes negative NOW accounts totaling $77,000.

Investment Portfolio and Liquidity

Stronger deposit growth and a reduction in the loan portfolio have led to increased on-balance sheet liquidity.  The investment portfolio remained relatively unchanged from the end of the third quarter a year ago, and decreased $54.8 million from the preceding quarter, to $282.0 million.  Most of the quarterly decrease was due to sales and calls of securities.  Interest-earning deposits, including deposits at the Federal Reserve Bank, were $219.3 million as of September 30, 2010, up considerably from $157.1 million the preceding quarter and $69.8 million a year earlier.

“As mentioned in our October 21st press release, we successfully completed a series of balance sheet restructuring transactions which commenced in the third quarter and were completed early in the fourth quarter, as part of our overall business plan to strengthen our financial condition going forward,” said Debra L. Johnson, Chief Financial Officer.  “In early October 2010, we used low-yielding interest-earning deposits at the Federal Reserve Bank to prepay $80.0 million in FHLB advances with a cost of funds related to these advances of 3.75%.  In addition, we have restructured $159.0 million of long-maturity FHLB “option” advances, callable quarterly as rates rise, into floating rate,

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Cascade Financial – 3Q10 Results
October 26, 2010

option free borrowings, reducing the current average rate on the advances by 1.38%.  Along with the restructured advances, we purchased interest rate caps totaling $159.0 million in notional amount which are designed to protect both net interest income and shareholders’ equity from potential future rising interest rates.  As part of this strategy, we sold available-for-sale securities totaling $252.0 million for a gain of $5.0 million which offset the prepayment penalties of $4.8 million from the FHLB advances.  Approximately $1.1 million of the securities gains were recorded in the third quarter of 2010 and we expect to record the remaining $3.9 million in the fourth quarter of 2010 due to the timing of the transactions.  We have reinvested substantially all of the proceeds from the securities sale into new securities with an average yield of 2.4%.  These transactions will allow us to improve our net interest margin and capital position.”

Deposit Growth

“Our deposit strategy is focused on the growth of retail deposits as we capitalize on disruptions in the local market, while reducing reliance on brokered and other non-core deposits.  Retail deposits grew $11.9 million during the quarter and partially offset planned runoff in public, brokered and other non-core deposits,” said Nelson.  Total deposits were up $102.6 million, or 9.9% to $1.14 billion at September 30, 2010 compared to a year ago.  Included in total deposits at September 30, 2010 were $902.5 million in retail deposits, $41.6 million in public deposits, $124.3 million in brokered deposits and $66.9 million in other non-core deposits.  Total checking account balances were up $39.5 million, or 12.1% over the past year with personal checking account balances increasing 29.8% or $59.2 million during the same period.  Business checking accounts were down $19.6 million on a year-over-year basis due to a planned reduction in public funds checking accounts that require 100% collateralization.  Savings and money market accounts increased $15.4 million, or 11.9% on a year-over-year basis and CDs increased $47.7 million, or 8.3% on a year-over-year basis.

The following table shows deposits in each category (9/30/10 compared to 6/30/10 and 9/30/09).

DEPOSITS ($ in 000's)	September 30, 2010	June 30, 2010	September 30, 2009	One Year Change
Personal checking accounts	$257,928	$304,145	$198,766	29.8%
Business checking accounts	109,198	103,789	128,846	-15.2%
Total checking accounts	367,126	407,934	327,612	12.1%
Savings and MMDA	144,298	128,803	128,918	11.9%
CDs	623,843	646,218	576,133	8.3%
Total deposits	$1,135,267	$1,182,955	$1,032,663	9.9%

Capital

Total stockholders’ equity was $75.8 million as of September 30, 2010.  Book value was $3.13 per common share at quarter end, compared to $3.79 as of June 30, 2010 and $8.20 a year ago. Tangible book value was $3.11 per common share compared to $3.77 as of June 30, 2010 and $7.11 a year ago.  Cascade had a risk-based capital ratio of 10.67% and a Tier 1 capital ratio of 5.82% as of September 30, 2010.  Cascade’s tangible capital to assets ratio was 2.35% at quarter-end compared to 2.75% at June 30, 2010 and 5.29% a year earlier.

Operating Results

Net interest income for the third quarter was down 21.9% to $8.5 million compared to $10.9 million for the third quarter of 2009, due primarily to a decline in the loan portfolio and increased on-balance sheet liquidity position.

Total other income increased 65.0% to $5.2 million for the quarter, compared to $3.2 million for the third quarter a year ago.  The increase in total other income compared to the prior year’s third quarter was primarily due to a gain on the sale of securities of $3.0 million, compared to $852,000 in the third quarter a year ago.  Checking fees were up 5.5% over the third quarter a year ago.

Total other expenses were $11.7 million in the third quarter of 2010, compared to $7.9 million in the third quarter of 2009.  The increase was primarily due to a $2.1 million increase in REO expenses, writedowns and losses, as well as a $575,000 increase in FDIC insurance premiums and a $313,000 increase in business insurance compared to the third quarter a year ago.  Compensation expense increased $506,000 in the third quarter of 2010 compared to the third quarter of 2009, primarily due to a $419,000 non-recurring increase in the accrual for retirement benefits.

For the first nine months of 2010, net interest income was $27.7 million, compared to $32.9 million in the first nine months of 2009.  Other income was $10.9 million for the first nine months this year compared to $9.0 million in the first nine months of 2009.  For the first nine months of the year, total other expenses (excluding the second quarter 2010 goodwill impairment charge) increased to $33.8 million compared to $26.5 million (excluding the second quarter 2009 goodwill impairment charge) in the first nine months of 2009. The increase was largely due to a $5.4 million increase in REO expenses, writedowns and losses, a $940,000 increase in business insurance premiums and a $649,000 increase in legal expenses.  The second quarter 2010 and 2009 goodwill impairment charges were $12.9 million and $11.7 million, respectively.

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Cascade Financial – 3Q10 Results
October 26, 2010

The efficiency ratio was 85.2% in the third quarter of 2010 compared to 56.4% in the third quarter a year ago.  The efficiency ratio for the three months ended September 30, 2010 was impacted by the reduction in interest income from a decline in the loan portfolio, a higher level of on-balance sheet liquidity and higher costs associated with REO, FDIC and business insurance.

Net Interest Margin

Cascade’s net interest margin was 2.26% for the third quarter of 2010, compared to 2.49% in the immediate prior quarter and 3.03% for the third quarter a year ago.  The yield on earning assets declined by 27 basis points compared to the preceding quarter, while the cost of interest-bearing liabilities declined by 2 basis points.  The decline in the yield on earning assets compared to the prior quarter was due to a combination of an increase of 2 basis points in the yield on total loans, more than offset by a decline of 85 basis points in the yield on investments.  In addition, the increase in low-yielding interest-earning deposits negatively impacted the net interest margin in the third quarter as compared to the prior quarter.

“In early October we used low-yielding interest-earning deposits at the Federal Reserve Bank to prepay $80.0 million of FHLB advances and restructured our remaining $159.0 million of FHLB advances from long-maturity FHLB “option” advances, callable quarterly as rates rise, into floating-rate, option-free borrowings, thereby reducing the current average rate on the advances by 1.38%.  We also sold substantially all of the available for sale securities and reinvested in securities in a similar amount.  We believe the combination of these transactions will have a positive impact on our net interest margin as a result of improved yields on Cascade’s combined interest-earning deposits and securities portfolio and reduced funding costs,” said Johnson.

The following table depicts Cascade’s yield on earning assets, its cost of funds on paying liabilities and the resulting spread and margin:

	3Q10	2Q10	1Q10	4Q09	3Q09	2Q09	1Q09	4Q08	3Q08
Asset yield	4.62%	4.89%	5.13%	5.35%	5.60%	5.63%	5.83%	6.07%	6.67%
Liability cost	2.44%	2.46%	2.60%	2.65%	2.63%	2.74%	3.02%	3.33%	3.44%

Spread	2.18%	2.43%	2.53%	2.70%	2.97%	2.89%	2.81%	2.74%	3.23%
Margin	2.26%	2.49%	2.60%	2.79%	3.03%	3.01%	3.03%	3.01%	3.52%

Regulatory Matters

As reported in July 2010, Cascade Bank entered into a Consent Order with the FDIC and Washington State DFI.  Under the Order Cascade Bank is required, among other things, to improve asset quality and reduce classified assets; to improve profitability; and increase Tier 1 capital to 10% and Risk Based Capital to 12% by November 18, 2010.

It is also expected that Cascade will enter into a written agreement with the Federal Reserve Bank of San Francisco, similar to the Consent Order.

Cascade is working diligently to comply with all regulatory provisions, has engaged Investment Banking advisors and is actively exploring a variety of means to raise additional capital.  Cascade’s ability to raise additional capital will depend on conditions in the capital markets at that time, which are outside its control, and on Cascade’s financial performance.

Conference Call

Cascade’s management team will host an analyst call on Wednesday, October 27, 2010, at 11:00 a.m. PDT (2:00 p.m. EDT) to discuss third quarter results.  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (480) 629-9724 to participate in the live call.  A replay will be available for a week at (303) 590-3030, using access code 4365064.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank maintains an “Outstanding” CRA rating and has proudly served the Puget Sound region for over 90 years.  Cascade Bank operates 22 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend, Burlington and Edmonds.

In April 2010, Cascade was ranked #8 on the Puget Sound Business Journal’s list of largest bank companies headquartered in the Puget Sound area.  In October 2009, Cascade Bank was named Favorite Snohomish County Company in the fourth annual NW.Jobs.com People’s Picks awards.

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Cascade Financial – 3Q10 Results
October 26, 2010

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP).  These measures include tangible book value per share, efficiency ratio and tangible capital/assets ratio.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Cascade of the protections of the safe harbor provisions of the PSLRA.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  The words “should,” “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements.  Additional forward-looking statements include statements about the benefits of the balance sheet restructurings to improve Cascade’s financial condition, reduce its risk profile and improve its shareholder value proposition, as well as statements about the prepayment and restructure of the FHLB advances anticipated to have a positive impact on Cascade’s net interest margin. Future events are difficult to predict, and the expectations described above are subject to risks and uncertainties that may cause actual results to differ materially.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. In addition to discussions about risks and uncertainties set forth from time to time in Cascade’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others:  (1) Cascade’s ability to raise additional capital to satisfy the consent order on acceptable terms, if at all;(2) the effect of the consent order on Cascade’s operations and potential future supervisory action against Cascade; (3) failure to maintain adequate levels of capital and liquidity to support Cascade’s operations; (4) the extent and duration of continued economic and market disruptions and governmental actions to address these disruptions; (5) the risk of new and changing legislation, regulation and/or regulatory actions; (6) local and national general and economic conditions; (7) changes in interest rates; (8) reductions in loan demand or deposit levels or failure to attract loans and deposits; (9) changes in loan collectability, defaults and charge-off rates; and (10) adequacy of Cascade’s allowance for loan losses, credit quality and the effect of credit quality on its provision for credit losses and allowance for loan losses.

Cascade undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Cascade files from time to time with the Securities and Exchange Commission, including Cascade’s 2009 Form 10-K and Cascade’s Form 10-Q for the quarter ending June 30, 2010.

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Cascade Financial – 3Q10 Results
October 26, 2010

BALANCE SHEET			Three Month		One Year
(Dollars in thousands except per share amounts)	September 30, 2010	June 30, 2010	Change	September 30, 2009	Change
(Unaudited)
ASSETS
Cash and due from banks	$4,310	$4,464	-3.4%	$4,401	-2.1%
Interest-earning deposits	219,291	157,127	39.6%	69,838	214.0%

Securities available-for-sale, fair value	249,383	303,064	-17.7%	242,136	3.0%
Securities held-to-maturity, amortized cost	20,681	21,849	-5.3%	26,912	-23.2%
Federal Home Loan Bank (FHLB) stock	11,920	11,920	0.0%	11,920	0.0%
Total securities	281,984	336,833	-16.3%	280,968	0.4%
Loans
Business	417,273	437,516	-4.6%	473,546	-11.9%
R/E construction	130,527	156,814	-16.8%	284,888	-54.2%
Commercial R/E	187,564	184,223	1.8%	193,652	-3.1%
Multifamily	93,246	94,325	-1.1%	84,029	11.0%
Home equity/consumer	30,329	31,879	-4.9%	31,455	-3.6%
Residential	197,400	203,138	-2.8%	163,151	21.0%
Total loans	1,056,339	1,107,895	-4.7%	1,230,721	-14.2%
Deferred loan fees	(4,130)	(4,255)	-2.9%	(3,204)	28.9%
Allowance for loan losses	(26,456)	(26,058)	1.5%	(24,749)	6.9%
Loans, net	1,025,753	1,077,582	-4.8%	1,202,768	-14.7%
Real estate owned (REO) & other repossessed assets	34,989	40,463	-13.5%	6,967	402.2%
Premises and equipment, net	13,575	13,932	-2.6%	15,009	-9.6%
Bank owned life insurance	25,264	25,012	1.0%	24,275	4.1%
Goodwill	-	-	N/A	12,885	-100.0%
Prepaid FDIC insurance premiums	3,975	5,009	-20.6%	25	N/A
Federal income tax receivable	-	-	N/A	10,395	-100.0%
Deferred tax asset	-	-	N/A	6,426	-100.0%
Other assets	15,394	18,111	-15.0%	13,030	18.1%
Total assets	$1,624,535	$1,678,533	-3.2%	$1,646,987	-1.4%

LIABILITIES AND EQUITY
Liabilities:
Deposits
Personal checking accounts	$257,928	$304,145	-15.2%	$198,766	29.8%
Business checking accounts	109,198	103,789	5.2%	128,846	-15.2%
Total checking accounts	367,126	407,934	-10.0%	327,612	12.1%
Savings and money market accounts	144,298	128,803	12.0%	128,918	11.9%
Certificates of deposit	623,843	646,218	-3.5%	576,133	8.3%
Total deposits	1,135,267	1,182,955	-4.0%	1,032,663	9.9%
FHLB advances	239,000	239,000	0.0%	239,000	0.0%
Securities sold under agreement to repurchase	145,000	145,420	-0.3%	147,455	-1.7%
Federal Reserve borrowings	-	-	N/A	60,000	-100.0%
Junior subordinated debentures	15,465	15,465	0.0%	15,465	0.0%
Junior subordinated debentures, fair value	3,341	3,341	0.0%	8,357	-60.0%
Other liabilities	10,623	8,573	23.9%	7,489	41.8%
Total liabilities	1,548,696	1,594,754	-2.9%	1,510,429	2.5%

Stockholders' equity:
Preferred stock	37,374	37,262	0.3%	36,931	1.2%
Common stock and paid in capital	44,041	44,030	0.0%	43,518	1.2%
(Accumulated deficit) retained earnings	(9,332)	(2,740)	240.6%	54,503	N/A
Accumulated other comprehensive gain*	3,756	5,227	-28.1%	1,606	133.9%
Total stockholders' equity	75,839	83,779	-9.5%	136,558	-44.5%
Total liabilities and stockholders' equity	$1,624,535	$1,678,533	-3.2%	$1,646,987	-1.4%
*Net of tax at September 30, 2009

(more)

Cascade Financial – 3Q10 Results
October 26, 2010

STATEMENT OF OPERATIONS	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts)	September 30, 2010	June 30, 2010	Change	September 30, 2009	Change
(Unaudited)
Interest income	$17,394	$18,627	-6.6%	$20,189	-13.8%
Interest expense	8,867	9,162	-3.2%	9,271	-4.4%
Net interest income	8,527	9,465	-9.9%	10,918	-21.9%
Provision for loan losses	8,000	11,725	-31.8%	4,000	100.0%
Net interest income (loss) after provision for loan losses	527	(2,260)	N/A	6,918	-92.4%
Other income:
Checking fees	1,416	1,414	0.1%	1,342	5.5%
Service fees	244	247	-1.2%	237	3.0%
Bank owned life insurance, net	252	253	-0.4%	222	13.5%
Gain on sales/calls of securities	3,000	1,764	70.1%	852	252.1%
Gain on sale of loans	167	11	N/A	23	N/A
Fair value gains	-	-	N/A	351	-100.0%
Other	120	149	-19.5%	123	-2.4%
Total other income	5,199	3,838	35.5%	3,150	65.0%

Total income	5,726	1,578	262.9%	10,068	-43.1%
Other expenses:
Compensation expense	3,884	3,389	14.6%	3,378	15.0%
Occupancy	970	1,015	-4.4%	1,051	-7.7%
FDIC insurance	1,080	1,106	-2.4%	505	113.9%
Business insurance	376	376	0.0%	63	496.8%
Legal	320	585	-45.3%	172	86.0%
B&O taxes	357	266	34.2%	286	24.8%
REO expenses, writedowns & losses	2,666	3,928	-32.1%	532	401.1%
Other operating expenses	2,045	2,200	-7.0%	1,941	5.4%
Goodwill impairment	-	12,885	N/A	-	N/A
Total other expenses	11,698	25,750	-54.6%	7,928	47.6%

Net (loss) income before provision for federal income tax	(5,972)	(24,172)	-75.3%	2,140	-379.1%

Provision for federal income tax	-	-	N/A	507	-100.0%

Net (loss) income	(5,972)	(24,172)	-75.3%	1,633	-465.7%

Dividends on preferred stock	508	503	1.0%	487	4.3%
Accretion of issuance discount on preferred stock	112	112	0.0%	105	6.7%

(Loss) income attributable to common stockholders	$(6,592)	$(24,787)	-73.4%	$1,041	N/A

NET (LOSS) INCOME PER COMMON SHARE INFORMATION

Net (loss) income per common share, basic	$(0.54)	$(2.02)	-73.5%	$0.09	N/A
Net (loss) income per common share, diluted	$(0.54)	$(2.02)	-73.5%	$0.09	N/A

Weighted average number of common shares outstanding
Basic	12,271,529	12,246,529		12,128,257
Diluted	12,271,529	12,246,529		12,128,257

(more)

Cascade Financial – 3Q10 Results
October 26, 2010

STATEMENT OF OPERATIONS	Nine Months Ended		Nine Month
(Dollars in thousands except per share amounts)	September 30, 2010	September 30, 2009	Change
(Unaudited)
Interest income	$55,152	$61,814	-10.8%
Interest expense	27,473	28,954	-5.1%
Net interest income	27,679	32,860	-15.8%
Provision for loan losses	51,015	36,175	41.0%
Net interest loss after provision for loan losses	(23,336)	(3,315)	N/A
Other income:
Checking fees	4,093	3,724	9.9%
Service fees	724	772	-6.2%
Bank owned life insurance, net	742	635	16.9%
Gain on sales/calls of securities	4,792	1,196	300.7%
Gain on sale of loans	205	160	28.1%
Fair value gains	-	2,153	-100.0%
Other	393	359	9.5%
Total other income	10,949	8,999	21.7%

Total (loss) income	(12,387)	5,684	N/A
Other expenses:
Compensation expense	10,953	10,562	3.7%
Occupancy	3,001	3,161	-5.1%
FDIC insurance & WPDPC assessment	3,040	2,505	21.4%
Business insurance	1,129	189	497.4%
Legal	1,067	418	155.3%
B&O taxes	886	873	1.5%
REO expenses, writedowns & losses	7,588	2,176	248.7%
Other operating expenses	6,136	5,773	6.3%
OTTI charge	-	858	-100.0%
Goodwill impairment	12,885	11,700	10.1%
Total other expenses	46,685	38,215	22.2%

Net loss before provision (benefit) for income tax	(59,072)	(32,531)	81.6%

Provision (benefit) for income tax	3,211	(7,947)	N/A

Net loss	(62,283)	(24,584)	153.3%

Dividends on preferred stock	1,510	1,456	3.7%
Accretion of issuance discount on preferred stock	336	315	6.7%

Loss attributable to common stockholders	$(64,129)	$(26,355)	143.3%

NET LOSS PER COMMON SHARE INFORMATION

Net loss per common share, basic	$(5.24)	$(2.18)	141.0%
Net loss per common share, diluted	$(5.24)	$(2.18)	141.0%

Weighted average number of common shares outstanding
Basic	12,228,984	12,113,623
Diluted	12,228,984	12,113,623

(more)

Cascade Financial – 3Q10 Results
October 26, 2010

(Dollars in thousands except per share amounts)
(Unaudited)
	Quarter Ended			Nine Months Ended
PERFORMANCE MEASURES AND RATIOS	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Return on average common equity (annualized)	-55.12%	-187.06%	4.28%	-130.82%	-32.34%
Return on average tangible common equity (annualized)*	-55.43%	-90.30%	4.96%	-112.31%	-21.35%
Return on average assets	-1.59%	-5.85%	0.25%	-5.08%	-2.17%
Efficiency ratio	85.23%	193.57%	56.35%	120.86%	91.29%
Efficiency ratio (excluding goodwill and OTTI)*	85.23%	96.71%	56.35%	87.50%	61.29%
Net interest margin	2.26%	2.49%	3.03%	2.45%	3.02%
*Non-GAAP measurement
	Quarter Ended			Nine Months Ended
AVERAGE BALANCES	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Average assets	$1,647,081	$1,699,249	$1,634,855	$1,687,034	$1,626,966
Average earning assets	1,494,329	1,526,742	1,430,829	1,510,974	1,453,728
Average total loans	1,090,449	1,134,477	1,231,888	1,139,952	1,246,130
Average deposits	1,150,803	1,197,710	1,024,489	1,172,539	995,071
Average equity (including preferred stock)	84,748	90,338	133,375	102,733	145,728
Average common equity (excluding preferred stock)	47,447	53,149	96,513	65,543	108,961
Average tangible common equity (excluding
preferred stock and goodwill and intangibles)	47,184	52,867	83,223	61,002	91,778

EQUITY ANALYSIS	September 30, 2010	June 30, 2010	September 30, 2009
Total equity	$75,839	$83,779	$136,558
Less: preferred stock	37,374	37,262	36,931
Total common equity	38,465	46,517	99,627
Less: goodwill and intangibles	247	282	13,273
Tangible common equity	$38,218	$46,235	$86,354

Common stock outstanding	12,271,529	12,271,529	12,146,080
Book value per common share	$3.13	$3.79	$8.20
Tangible book value per common share	$3.11	$3.77	$7.11

(more)

Cascade Financial – 3Q10 Results
October 26, 2010

(Dollars in thousands except per share amounts)
(Unaudited)

ASSET QUALITY	September 30, 2010	June 30, 2010	September 30, 2009
Nonperforming loans (NPLs)	$68,354	$69,824	$125,687
Nonperforming loans/total loans	6.47%	6.30%	10.21%
REO and other repossessed assets	$34,989	$40,463	$6,967
Nonperforming assets	$103,343	$110,287	$132,654
Nonperforming assets/total assets	6.36%	6.57%	8.05%
Net loan charge-offs in the quarter	$7,602	$11,679	$3,368
Net charge-offs in the quarter/total loans	0.72%	1.05%	0.27%

Allowance for loan losses	$26,456	$26,058	$24,749
Plus: Allowance for off-balance sheet commitments	59	60	75
Total allowance for loan losses	$26,515	$26,118	$24,824
Total allowance for loan losses/total loans	2.51%	2.36%	2.02%
Total allowance for loan losses/nonperforming loans	38.79%	37.41%	19.75%

Capital/asset ratio (including junior subordinated debentures)	6.15%	6.48%	9.81%
Capital/asset ratio (Tier 1, including junior subordinated debentures)	5.82%	6.08%	9.05%
Tangible cap/asset ratio (excluding preferred stock and goodwill & intangibles)	2.35%	2.75%	5.29%
Risk based capital/risk weighted asset ratio	10.67%	10.65%	13.01%

	Quarter Ended
INTEREST SPREAD ANALYSIS	September 30, 2010	June 30, 2010	September 30, 2009
Yield on interest-earning deposits	0.23%	0.22%	0.21%
Yield on total loans	5.67%	5.65%	5.51%
Yield on investments	2.28%	3.13%	4.38%
Yield on earning assets	4.62%	4.89%	5.60%

Cost of deposits	1.23%	1.31%	1.51%
Cost of FHLB advances	4.35%	4.35%	4.35%
Cost of Federal Reserve borrowings	0.00%	0.00%	0.25%
Cost of securities sold under agreement to repurchase	5.94%	5.92%	5.89%
Cost of junior subordinated debentures	10.91%	10.78%	8.70%
Cost of interest-bearing liabilities	2.44%	2.46%	2.63%

Net interest spread	2.18%	2.43%	2.97%
Net interest margin	2.26%	2.49%	3.03%

(more)

Cascade Financial – 3Q10 Results
October 26, 2010

RECONCILIATION TO NON-GAAP FINANCIAL MEASURES*
(Dollars in thousands)
(Unaudited)
		Quarter Ended		Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

AVERAGE TANGIBLE COMMON EQUITY
Loss attributable to common stockholders	$(6,592)	$(24,787)	$1,041	$(64,129)	$(26,355)
Goodwill impairment	-	12,885	-	12,885	11,700
(Loss) income available for common stockholders (excluding goodwill impairment)	$(6,592)	$(11,902)	$1,041	$(51,244)	$(14,655)

Average equity	$84,748	$90,338	$133,375	$102,733	$145,728
Average preferred stock	37,301	37,189	36,862	37,190	36,767
Average common equity	47,447	53,149	96,513	65,543	108,961
Average goodwill and intangibles	263	282	13,290	4,541	17,183
Average tangible common equity (excluding preferred stock	$47,184	$52,867	$83,223	$61,002	$91,778
and goodwill and intangibles)
Return on average tangible common equity (annualized)	-55.43%	-90.30%	4.96%	-112.31%	-21.35%

EFFICIENCY RATIO
Total other expenses	$11,698	$25,750	$7,928	$46,685	$38,215
Less goodwill impairment	-	12,885	-	12,885	11,700
Less OTTI	-	-	-	-	858
Total other expenses (excluding goodwill impairment and OTTI)	$11,698	$12,865	$7,928	$33,800	$25,657

Net interest income	$8,527	$9,465	$10,918	$27,679	$32,860
Other income	5,199	3,838	3,150	10,949	8,999
Total income	$13,726	$13,303	$14,068	$38,628	$41,859

Efficiency ratio (excluding goodwill impairment and OTTI)	85.23%	96.71%	56.35%	87.50%	61.29%

TANGIBLE COMMON EQUITY
Total assets	$1,624,535	$1,678,533	$1,646,987
Less goodwill and intangibles	247	282	13,273
Total tangible assets	$1,624,288	$1,678,251	$1,633,714

Total equity	$75,839	$83,779	$136,558
Less: preferred stock	37,374	37,262	36,931
Total common equity	38,465	46,517	99,627
Less: goodwill and intangibles	247	282	13,273
Tangible common equity	$38,218	$46,235	$86,354

Tangible cap/asset ratio (excluding preferred stock
and goodwill and intangibles)	2.35%	2.75%	5.29%

*Management believes that the presentation of non-GAAP results provides useful information to investors regarding the effects on the Company's reported results of operations.

Note:  Transmitted on GlobeNewswire on October 26, 2010 at 1:00 p.m. PDT.